UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     August 19, 2014________________

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35930	20-0645710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5020 WESTON PARKWAY, SUITE 400 CARY, NORTH CAROLINA	27513
(Address of principal executive offices)	(Zip Code)

(919) 677-3900
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

On August 19, 2014, Ply Gem Industries, Inc. (“Ply Gem”), a wholly owned subsidiary of Ply Gem Holdings, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Fortune Brands Home & Security, Inc. and Fortune Brands Windows & Doors, Inc. for the purchase of Fortune Brands Windows, Inc. (“Simonton”) and its direct and indirect wholly owned subsidiaries, including Simonton Building Products, Inc., Simonton Industries, Inc., Simonton Windows, Inc. and Simex, Inc. (collectively, the “Simonton Companies”). The Simonton Companies primarily manufacture vinyl framed windows and patio doors.

Pursuant to the Stock Purchase Agreement, Ply Gem will purchase all of the issued and outstanding shares of common stock of Simonton so that, immediately following the completion of such purchase, Simonton will be wholly owned by Ply Gem. The purchase price payable under the Stock Purchase Agreement will be an amount of cash equal to $130 million.

The Stock Purchase Agreement includes customary representations, warranties, covenants and indemnification obligations of the parties. The indemnification obligations of the parties are generally subject to customary limitations, including time limits for making certain claims, deductible amounts and a maximum aggregate loss amount.

The consummation of the transaction is subject to the satisfaction of certain customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Ply Gem has the right to extend the closing of the transaction for any reason until no later than 60 days after the date of the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by either party if the closing has not occurred (other than through the failure of any party seeking to terminate the Stock Purchase Agreement to comply fully with its obligations thereunder) on or before October 31, 2014.

The description above of the material terms and conditions of the Stock Purchase Agreement and the transactions contemplated thereby do not purport to be complete and are subject to and qualified in their entirety by reference to the Stock Purchase Agreement, which will be included in a subsequent filing with the Securities and Exchange Commission. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for the purposes of the Stock Purchase Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Stock Purchase Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Stock Purchase Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the parties to the Stock Purchase Agreement in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of the Company. For the foregoing reasons, none of the Company’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

ITEM 8.01    Other Events

On August 20, 2014, Ply Gem Industries, Inc. issued a press release announcing a definitive agreement to purchase Simonton. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits

(d)        Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 20, 2014

PLY GEM HOLDINGS, INC.

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT LIST

Exhibit	Description

99.1	Press Release, dated August 20, 2014.